Exhibit 99.1
Cannae Holdings, Inc. Announces Fourth Quarter and Full Year 2021 Financial Results

~ Quarterly results call scheduled for 5:00pm ET ~

Las Vegas, February 17, 2022 -- Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae” or the “Company”) has released its fourth quarter and full year 2021 financial results by posting them to its website. Please visit the Cannae investor relations website at investor.cannaeholdings.com to view the fourth quarter and full year 2021 financial results, which are included in its Letter to Shareholders.

Conference Call

As previously announced, Cannae will host a conference call, today, February 17, 2022 at 5:00pm (Eastern Time), to discuss its fourth quarter and full year 2021 results. The conference call can be accessed by dialing 1-877-407-0789 (domestic) or 1-201-689-8562 (international) and asking for the Cannae Holdings Fourth Quarter and Full Year 2021 Financial Results Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 13726917. The telephonic replay will be available until 11:59 pm (Eastern Time) on February 24, 2022.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investor.cannaeholdings.com. The online replay will remain available for a limited time beginning immediately following the call.

About Cannae Holdings, Inc.

We primarily acquire interests in operating companies and are engaged in actively managing and operating a core group of those companies. We are a long-term owner that secures control and governance rights of other companies primarily to engage in their lines of business and we have no preset time constraints dictating when we sell or dispose of our businesses. We believe that our long-term ownership and active involvement in the management and operations of companies helps maximize the value of those businesses for our shareholders. Cannae’s current principal holdings include Dun & Bradstreet Holdings, Inc. (NYSE: DNB), in which Cannae holds 88 Million shares or 20% interest. Cannae’s second principal holding is Ceridian (NYSE: CDAY), in which Cannae owns 8 Million shares representing 5% interest. Cannae holds 60 Million shares, or 8% of Paysafe (NYSE: PSFE), as well as 8.1 Million Paysafe warrants. Cannae also holds 52.5 Million shares, or 10%, of Alight, Inc. (NYSE: ALIT), and 28.2 Million shares, or 26%, of System1, Inc. (NYSE: SST), as well as 1.2 Million warrants to purchase SST shares. Cannae’s other principal holdings include Sightline Payments, of which Cannae owns 33%.

Contacts

Jamie Lillis, Managing Director, Solebury Trout, 203-428-3223, jlillis@soleburytrout.com

Source: Cannae Holdings, Inc.